FOR IMMEDIATE RELEASE

Contact:
Nancy Ellefson
VP of Finance
Pizza Inn, Inc.
469-384-5000

PIZZA INN, INC. REPORTS RESULTS FOR

FIRST QUARTER FISCAL YEAR 2010

Key elements of a sustainable growth strategy are in place and working

The Colony, Texas – November 5, 2009 -- PIZZA INN, INC. (NASDAQ:PZZI) today reported net income of $0.4 million, or $0.05 per share, for the fiscal quarter ended September 27, 2009, versus net income of $0.3 million, or $0.03 per share, for the same quarter of the prior fiscal year.

Highlights for the first quarter of fiscal year 2010 included:

•

Sales from Company-owned restaurants increased 186%, or $0.4 million, in the first quarter of fiscal 2010 compared to the same quarter of the prior fiscal year, primarily due to the opening of new buffet locations in Denton, Texas in October, 2008 and Ft. Worth, Texas in September, 2009.

•	Comparable domestic buffet restaurant sales decreased 3.6% for the first quarter of fiscal 2010 compared to the same quarter of the prior fiscal year.
•	Chain-wide comparable domestic restaurant sales decreased 4.2% for the first quarter of fiscal 2010 compared to the same quarter of the prior fiscal year.
•

Franchise revenue for the first quarter of fiscal 2010 was flat to the same quarter of the prior fiscal year at $1.1 million despite the decline in same store sales due to four new franchise store openings in the current fiscal quarter compared to one new opening in the same quarter of the prior fiscal year.

•	For the second consecutive fiscal quarter, there were no buffet restaurant closures in the first quarter of fiscal 2010, compared to three such closures in the first quarter of fiscal 2009.

Charlie Morrison, President and CEO, commented, "Over the past two years, we have communicated that the keys to long-term sustainable growth and rejuvenation of the Pizza Inn brand centered around slowing the rate of buffet closures, successfully opening new company-operated restaurants, and building a pipeline of new franchise openings for the future. First quarter results demonstrate that these initiatives are working. No buffet restaurants  have been closed for two consecutive quarters, another new company-operated store has been successfully opened, and new franchise locations have been opened, with more slated to open during the remainder of the fiscal year.Although tough economic conditions have impacted same store sales, our top-line performance is ahead of the pizza category average and the health of our business is very good.”

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Pizza Inn’s control. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that Pizza Inn’s objectives and plans will be achieved.

Pizza Inn, Inc. ( ) is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademark “Pizza Inn.” The Company and its distribution division, Norco Restaurant Services Company, are headquartered in The Colony, Texas. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “PZZI.”

PIZZA INN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	September 27,	September 28,
REVENUES:	2009	2008

Food and supply sales	$8,395	$10,134
Franchise revenue	1,062	1,064
Restaurant sales	543	190
	10,000	11,388

COSTS AND EXPENSES:
Cost of sales	8,116	9,655
Franchise expenses	467	479
General and administrative expenses	777	687
Severance	--	37
Bad debt	15	15
Interest expense	14	12
	9,389	10,885

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	611	503
Income taxes	206	161
INCOME FROM CONTINUING OPERATIONS	405	342

Loss from discontinued operations, net of taxes	(39)	(49)
NET INCOME	366	293

EARNINGS PER SHARE OF COMMON STOCK - BASIC:
Income from continuing operations	$0.05	$0.04
Loss from discontinued operations	(0.00)	(0.01)
Net income	$0.05	$0.03

EARNINGS PER SHARE OF COMMON STOCK - DILUTED:

Income from continuing operations	$0.05	$0.04
Loss from discontinued operations	(0.00)	(0.01)
Net income	$0.05	$0.03

Weighted average common shares outstanding - basic	8,011	8,946

Weighted average common and
potential dilutive common shares outstanding	8,011	8,970

PIZZA INN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	September 27,	June 28,
ASSETS	2009 (unaudited)	2009

CURRENT ASSETS
Cash and cash equivalents	$91	$274
Accounts receivable, less allowance for bad debts
of $92 and $203, respectively	2,746	2,559
Income tax receivable	--	80
Inventories	1,359	1,371
Property held for sale	17	17
Deferred income tax assets	618	618
Prepaid expenses and other	480	233
Total current assets	5,311	5,152

LONG-TERM ASSETS
Property, plant and equipment, net	2,210	1,743
Deferred income tax assets	86	86
Deposits and other	102	81
	$7,709	$7,062
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$1,742	$1,806
Deferred revenues	325	132
Accrued expenses	1,129	1,009
Total current liabilities	3,196	2,947

LONG-TERM LIABILITIES
Deferred gain on sale of property	153	159
Deferred revenues	236	246
Bank debt	645	621
Other long-term liabilities	24	37
Total liabilities	4,254	4,010

COMMITMENTS AND CONTINGENCIES (See Note 3)

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 15,130,319 and 15,130,319 shares, respectively;
outstanding 8,010,919 and 8,010,919 shares, respectively	151	151
Additional paid-in capital	8,778	8,741
Retained earnings	19,162	18,796
Treasury stock at cost
Shares in treasury: 7,119,400 and 7,119,400, respectively	(24,636)	(24,636)
Total shareholders' equity	3,455	3,052
	$7,709	$7,062

PIZZA INN, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended
	September 27,	September 28,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$366	$293
Adjustments to reconcile net income to
cash used for operating activities:
Depreciation and amortization	72	83
Stock compensation expense	37	55
Provision for bad debts	15	15
Changes in operating assets and liabilities:
Notes and accounts receivable	(122)	209
Inventories	12	(20)
Accounts payable - trade	(64)	(866)
Accrued expenses	(43)	(327)
Deferred revenue	177	12
Prepaid expenses and other	(281)	(120)
Cash provided (used) for operating activities	169	(666)

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(539)	(407)
Cash used for investing activities	(539)	(407)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in line of credit, net	24	301
Cash overdraft	163	582
Repurchase of common stock	--	(814)
Cash provided by financing activities	187	69

Net decrease in cash and cash equivalents	(183)	(1,004)
Cash and cash equivalents, beginning of period	274	1,157
Cash and cash equivalents, end of period	$91	$153